UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 16, 2012

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6499	54-1746596
(State of or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive
McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name of former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (127 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (27 CFR 240.14d-2 (b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (27 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On October 16, 2012, Sunrise Senior Living International Limited Partnership (“SSLI LP”), a wholly owned indirect subsidiary of Sunrise Senior Living, Inc. (the “Company”), completed the previously announced acquisition of its venture partners’ approximately 90% direct and indirect equity interest in Dawn Limited Partnership (“Dawn”), which owns a portfolio of 17 senior living facilities in the United Kingdom (the “UK Facilities”), as indicated below under Item 2.01 of this Current Report on Form 8-K.

On October 16, 2012, immediately following such acquisition, SSLI LP repaid the existing £35.7 million (approximately $57 million) of mortgage debt with respect to 2 of the UK Facilities (Sonning and Beaconsfield), and certain wholly owned indirect subsidiaries of the Company, including Dawn, entered into an amended and restated Term Loan Facility Agreement and various agreements that modified the terms of the existing £401.9 million (approximately $645 million) of mortgage debt with Bank of Scotland plc with respect to the other 15 UK Facilities (the “Loan,” the modifications thereto, the “Loan Modifications” and the 15 UK Facilities, the “Portfolio”).

The Loan Modifications, among other things: (i) extend the maturity date of the Loan to December 31, 2015, (ii) set the interest rate on amounts outstanding under the Loan to the rate of 90-day LIBOR plus 1.5% per annum, (iii) provide for additional interest payments, structured as “Pay in Kind” interest (i.e., interest that accrues, but is not capitalized, throughout the term of the Loan), at a rate of 2.25% per annum and (iv) include new operating performance and financial covenants, the failure to satisfy which may result in an acceleration of the Loan.

The Loan Modifications also include a profit participation deed (“PPD”) in favor of Bank of Scotland plc, the lender under the Loan (the “Lender”), pursuant to which, following the first anniversary of the Loan Modifications’ effective date, the Lender will be entitled to receive 40% of any net disposition proceeds of the Portfolio, after transaction costs and repayment of senior debt, up to an aggregate amount of £60 million (approximately $96 million).  The Lender may transfer its rights under the Loan without making a corresponding transfer of its rights under the PPD, and vice versa.  The rights of the Lender under the PPD are subordinated to the rights of the Lender under the Loan pursuant to the terms of a new Intercreditor Deed.

The effectiveness of the Loan Modifications is subject, among other things, to certain modifications of the management agreements pursuant to which a wholly owned indirect subsidiary of the Company manages the Portfolio, including a reduction of the fixed and performance-based fee rates payable to the manager thereunder and the creation of a cross-default feature across all management agreements for the Portfolio in the event of material “bad-boy” defaults by the manager.

In connection with the Loan Modifications, certain subsidiaries of the Company entered into a new LIBOR swap agreement on October 16, 2012 that blended and extended an existing swap and fixed a notional amount of £337.6 million at 3.90%, down from 5.95% on the previous swap which also fixed a notional amount of £337.6 million.  The new swap arrangement is co-terminus with the Loan, which matures in December 2015.  The remaining outstanding balance on the Loan will continue to float over LIBOR as described above.

Item 2.01.             Completion of Acquisition or Disposition of Assets.

On October 16, 2012, SSLI LP completed the previously announced acquisition of its venture partners’ approximately 90% direct and indirect equity interest in Dawn, which owns the UK Facilities.  The purchase price for the acquisition was approximately £28.7 million (approximately $46 million).

Pursuant to the Purchase and Sale Agreement, dated August 22, 2012 (the “Purchase Agreement”), by and among SSLI LP, on the one hand, and Morgan Stanley Real Estate Fund VI Special-A International, L.P.,

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MSREF VI Special-B C.V., Morgan Stanley Real Estate Fund VI International-T, L.P., MSREF VI TE C.V. and Morgan Stanley Real Estate Investors VI International, L.P. (collectively, “MSREF”), on the other hand, SSLI LP acquired from MSREF (i) an approximately 90% equity interest in Dawn and (ii) the corresponding approximately 90% equity interest in the general partner of Dawn. Following this acquisition, SSLI LP owns a 100% equity interest in Dawn and its general partner.  Dawn owns a 100% equity interest in Dawn Holdco II Limited, which owns 2 of the UK Facilities (Sonning and Beaconsfield), and Dawn Holdco Limited, which owns the other 15 UK Facilities (i.e., the Portfolio).  These 17 facilities comprise Pool 2 and Pool 3 referenced in the supplemental financial information filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on August 2, 2012. A summary of the Purchase Agreement is set forth in the Company’s Current Report on Form 8-K filed on August 27, 2012.

The acquisition and debt repayment were financed by Sunrise Senior Living Investments, Inc.’s borrowing under the existing Health Care REIT Credit Agreement, dated as of October 1, 2012, a summary of which is set forth in the Company’s Current Report on Form 8-K filed on October 3, 2012.

In connection with the closing, MSREF and SSLI LP entered into a mutual release of all claims, releasing each other from all claims and liability arising under the existing venture and management agreements.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 9.01.                                        Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

This Current Report on Form 8-K will be supplemented by amendment to provide the required financial statements in respect of the acquisition described in Item 2.01 no later than January 1, 2013.

(b)           Pro Forma Financial Information.

This Current Report on Form 8-K will be supplemented by amendment to provide the required pro forma financial statements in respect of the acquisition described in Item 2.01 by no later than January 1, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: October 22, 2012	By:	/s/ Mark S. Ordan
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer

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